EXHIBIT 19.1

MEMORANDUM

TO:GHST World, Inc.

FROM:Nason Yeager Gerson Harris & Fumero, P.A.

RE:Insider Trading Policy

We believe that the best way to protect GHST World, Inc. (the “Company”) and its executive officers, directors and employees from potential liability from the insider trading under the federal securities laws is to adopt and implement and enforce a clear policy that defines insider trading and prohibits all employees, officers, directors and other individuals who are aware of Material Non-Public Information (as defined beginning at page 5) from trading in the Company’s securities or providing Material Non-Public Information to other persons who may trade on the basis of that information.

Engaging in securities transactions on the basis of Material Non-Public Information or the communication of such information to others who use it in securities trading violates the federal securities laws. Such violations are likely to result in harsh consequences for the individuals involved including exposure to investigations by the Securities and Exchange Commission (“SEC”), criminal and civil prosecution, and disgorgement of any profits realized or losses avoided and penalties three times any profits gained or losses avoided. Insider trading violations expose the Company, its management, and other personnel acting in supervisory capacities to potential civil liabilities and penalties for the actions of employees under their control who engage in insider trading violations.

This Memorandum constitutes the Company’s implementation and the requirements of the Policy and sets forth procedures to assure that Material Non-Public Information will not be used by Insiders (as defined below) in securities transactions and that the confidentiality of such information will be maintained. Strict compliance with these policies and procedures is expected of all Insiders, including members of their households, and any infringement thereof may result in sanctions, including termination of office or employment.

I. The Statement of Policy

A. Who Does This Policy Apply To?

“Insiders” are directors, officers and all employees of the Company. Additionally, the following persons may also be subject to the restrictions contained in this Policy (i) members of any subsidiary’s Board of Directors; (ii) the Company’s independent contractors and consultants; and (iii) other persons associated with the Company and its subsidiaries who receive or have access to Material Non-Public Information. As an Insider this Policy applies to you. The same restrictions that apply to you, also apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control. You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.

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Please note that certain restrictions and requirements under this Policy are applicable to only certain individuals. The Blackout Periods apply to officers, directors, consultants in the finance/accounting department and any other employee at the vice president level or above who are notified by the Compliance Officer. The Event-Specific Trading Restriction Periods apply to all directors, officers and the persons designated by the Chief Executive Officer or the Compliance Officer. Additionally, the pre-clearance requirements apply to our officers, directors, and employees in the finance/accounting department, any other employee at the vice president level or above and others who are uniquely situated to know of material financial or other information and are given notice in writing from an officer. If you have any doubt regarding whether you fall within these category, please contact the Compliance Officer. For purposes of this Policy, our Compliance Officer is the Chairman or in his absence the Chief Executive Officer.

All Insiders are expected to maintain the confidentiality of Non-Public Material Information. Disclosure of such information to any individual outside of the Company, whether or not in the form of a recommendation to purchase or sell the securities of the Company, is prohibited and may be criminal. If anyone becomes aware of a leak of Material Non-Public Information, whether inadvertent or otherwise, they should immediately be reported to our Compliance Officer. This duty of confidentiality does not preclude an Insider from using Non-Public Material Information in connection with such person’s duties to the Company.

As a general policy, the Company and all Insiders shall follow all laws, rules and regulations relating to Insider trading. This includes Regulation FD which provides that selective disclosure of Material Non-Public Information is generally illegal.

B. What are the Prohibited Activities?

•	No Trading Based on Material Non-Public Information. The Policy prohibits trading based on Material Non-Public Information. The SEC will presume that if you are in possession of Material Non-Public Information, your trading is based on it.

•	No Trading in Other Corporations. You may not trade in the securities of any other company if you are aware of Material Non-Public Information about that company which you obtained in the course of your employment with the Company.

•	No Tipping. You may not pass Material Non-Public Information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading. While the law is developing in this area, the Policy prohibits the disclosure of Material Non-Public Information in the same manner as other Company policies protect its confidential information.

•	Social Media. Social Media including Facebook, Twitter and Instagram are public communications. The prohibition against using Material Non-Public Information in this Memorandum applies to using any form of social media. Further, without approval from our Chief Executive Officer or Compliance Officer, no one shall use social media on behalf of the Company.

•	Expert Networks. A new phenomenon called Expert Networks has developed over the last number of years. Essentially Expert Networks are consulting companies formed for the purpose of gathering information from employees of public companies and then selling the information to hedge funds. The law is evolving and the line between immaterial and material information is often blurred. However, it is the Company’s policy that Insiders may not speak or otherwise communicate with third parties about the Company’s business unless it is part of their duties as an Insider. For example, our officers may discuss information about the Company that is not Material Non-Public Information in order to generate business or develop partnerships.
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•	No Dissemination of Material Non-Public Information. You should not discuss any confidential information within the hearing range of outsiders, including friends and relatives. It is particularly important to exercise care and refrain from discussing Material Non-Public Information in public places such as elevators, trains, taxis, airplanes, lavatories, restaurants, or other places where the discussions might be overheard.

•	No Short-Term Trading. No Insider who purchases Company securities in the open market may sell any Company securities of the same class during the 30 days following the purchase. Executive officers and directors must wait more than six months to buy or sell after an offsetting or opposite way transaction.

•	Short Sale Transactions. No Insider may engage in short sales of the Company’s securities. Short sales are the sale of securities which the seller does not own. The seller is speculating that the price will fall, in the hope of later purchasing the same number of securities at a lower price, thereby making a profit. An Insider who bets against the Company sends an alarming signal to his or her broker. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.

•	Hedging Transactions. No Insider may enter into a hedging transaction. When an Insider engages in this type of transaction, this Insider may no longer have the same objectives as the Company’s other stockholders.

•	Margin Accounts and Pledges. No Insider may hold Company securities in a margin account or pledge Company securities as collateral for a loan.

C. What Transactions Does this Policy Apply To?

•	Personal Transactions. This Policy applies to your personal transactions and those indirectly through a spouse, friend, corporation or other entity.

•	Types of Securities. Purchases and sales of stock, derivative securities such as put and call options and convertible notes or preferred stock.

•	Stock Options/Warrants. This Policy applies to: (i) any sale of stock as part of a broker-assisted cashless exercise of options or warrants, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or warrants and (ii) any sale of common stock received upon exercise of options or warrants.

•	Former Insiders. This Policy continues to apply to former Insiders in possession of Material Non-Public Information at the time their status as an Insider terminates. No former Insider may trade Company securities until that information has become public or is no longer material.

D. Rule 10b5-1 Plans as an Exception

The restrictions outlined above shall not prohibit transfers of Company securities made pursuant to a written contract, letter of instruction or plan that (a) complies with the requirements of Rule 10b5-1 (a “Plan”) and (b) complies with all of the following:

•	Review and Approve the Proposed Arrangement in Advance. The Company will require all Plans to be in writing and submitted to the Company for approval prior to any transactions under the Plan. This will allow the Company to ensure that each Plan is in compliance with the requirements of Rule 10b5-1 and Company policies with regard to lock-up agreements, among other items, allowing the individual to conduct transactions under the Plan without preclearance by the Company. Because of recent concerns arising from possible abuses of Plans, the Company may require evidence that the party exercising trading authority has no personal or substantial business relationship with the Insider. The Blackout Periods and Event-Specific Trading Restrictions do not apply to transactions conducted pursuant to a Plan. If you are subject to and within either a Blackout Period or Event Specific Trading Restriction period, you may not enter into, modify or terminate a Plan.
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•	Add Additional Safeguards. It is essential that the Company ensure that there is no Material Non-Public Information that the Insider has knowledge of that has not been publicly disclosed at the time the Plan is adopted. In addition, if the Plan is going to be modified or terminated, notice must immediately be given to the Company and all transactions effected pursuant to the Plan must cease. Any change to an approved Plan will necessitate submission of the revised Plan to the Company for review and approval before transactions may resume.

•	Consider a Public Announcement. On a case by case basis, the Company will consider whether a public announcement in connection with each Plan under Rule 10b5-1 is appropriate.

•	Establish Procedures with Third Parties. In order to ensure that a Plan complies with Rule 10b5-1 in all respects, the Company will set up procedures with the parties handling the transactions under the Plan, including reminding them of the need to file Form 144s and Form 4s (where applicable).

Any involvement by the Company and its counsel in reviewing a 10b5-1 Plan does not constitute approval or legal advice.

E. What is Material Non-Public Information?

Material Information

What is “material” is often difficult to evaluate and is always judged in hindsight. Generally, information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Both positive and negative information can be considered material. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

•	News relating to new agreements or revenue events
•	Updates on the Company’s technology including the operation of its new authenticators
•	Financial results
•	Projections of future earnings or losses or other earnings guidance
•	News of a pending or proposed merger or an acquisition or disposition of significant assets
•	Gain or loss of a substantial customer or supplier
•	Stock splits
•	New equity or debt offerings
•	Significant litigation exposure due to actual or threatened litigation
•	Major changes in management
•	Important changes in the Company’s business
•	Impending bankruptcy or financial liquidity problems

Non-Public Information

Non-public information is information that has not been disclosed to the general public and is not available to the general public. For most companies including the Company, disclosure on its website is still not considered public by the SEC. One common misconception is that material information loses its “non-public” status as soon as a press release is issued. Non-public information will generally be deemed to be public when (i) it is filed with the SEC or a press release is issued and the public has had a period of time (as much as 24 hours) to fully absorb the information.

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F. Blackout Periods/Event-Specific Trading Restriction Periods

Blackout Periods for All Employees and Insiders

All officers, directors, employees and certain consultants in the finance/accounting department are prohibited from trading in the Company’s securities during certain “Blackout Periods.” The Company will notify consultants if they are subject to the Blackout Periods.

The four Blackout Periods begin on the 16th day of the last month of each fiscal quarter and end one day following the Company’s issuance of its quarterly (or annual) earnings release or the filing of the Company’s financial statements with the SEC if no earnings release is issued (an “Earnings Announcement”).

Example: If the quarter ends on June 30th, the Blackout Period begins after the market closes on June 15th (or prior trading day if the 15th is not a trading day) and all trading of the Company’s securities by Insiders must cease until an Earnings Announcement is released. If the Earnings Announcement is made after the market close on August 14th, the Blackout Period would end at the market opening on August 16th. Therefore, your Trading Window (when you can trade) for a quarter ending June 30th, in this example, would begin August 16th (or the next trading day) and would end after the market close on September 15th (or the prior trading day as explained above).

The Company reserves the right to shorten or close the Trading Window without prior notice.

Event Specific Blackout Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, all directors, officers and the persons designated by the Chief Executive Officer or the Compliance Officer may not trade Company common stock. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company common stock even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s common stock, without disclosing the reason for the restriction. During a Blackout period, gifts to family members and trust controlled by the Insider are permissible since such parties are subject to the Policy.

The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of Material Non-Public Information. Exceptions will not be granted during an event-specific trading restriction period.

G. Preclearance

Due to the Company’s size, preclearance is required for all Insiders. Of course, family members of any of these people require preclearance. A request for preclearance must be submitted to the Compliance Officer on the form attached to this Policy as Exhibit A at least two days in advance of the proposed transaction. Preclearance requires the approval of the Compliance Officer and our SEC counsel. If your trade is pre-cleared by the Compliance Officer, the transaction must be effected within five trading days. If the transaction is not effected within that time period will be subject to pre-clearance again.

The responsibility for determining whether the Insider has Material Non-Public Information rests with the Insider, and preclearance of the transaction does not constitute legal advice and does not in any way insulate the Insider from liability under the securities laws. For executive officers and directors, preclearance permits our legal counsel to review the proposed trade to ascertain if there is any possible violation of the short-swing trading rules.

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H.Compliance and Company Assistance

The Company is indebted to all Insiders who have helped to make the Company successful and is appreciative of all efforts on its behalf. To protect the Company and its shareholders, it is necessary to implement the foregoing Policy. The Company appreciates your continued cooperation and support in this effort.

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause. Each of you should sign one copy of this Policy and return it to the Company acknowledging that you have read and understand it. If anyone has any questions or wants to have an office conference concerning the issues raised by this Policy, please contact the Compliance Officer.

I.Transactions with the Company

While there can be no anti-fraud issues with transactions with an issuer since there is no deception or breach of duty, because of optics, transactions of an Insider with the Company may be permitted if precleared. An examples is the cashless exercise of an option granted by the Company.

J.Annual Update

On annual basis (as well as initially with all new employees or significant consultants), this Policy will be distributed to all recipients who will be asked to acknowledge receipt in writing.

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I acknowledge that I have read and understand this Memorandum and to abide by the Company’s Policy on stock trading.

Dated:
Signature

Print Name

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Exhibit A

REQUEST FOR PRECLEARANCE OF

PURCHASE OR SALE OF SECURITIES

Name:

Date:

Proposed Transaction:	☐	Purchase of Stock
	☐	Sale of Stock
	☐	Exercise of Options	☐	Incentive Stock Options
			☐	Non-Qualified Options
	☐	Exercise of Warrants
Date of Grant of Options, Warrants or Other Securities:

	☐	Other [Please explain]

Number of Shares/Options:

Date of Proposed Transaction:

1. Have you made purchase(s) of GHST World, Inc. (the “Company”) stock within the last six months?

☐ Yes ☐ No

If so, please complete:

Date(s) of Purchase(s):	No. of Shares:

2. Have you made sales of the Company’s stock within the last six months?

☐ Yes ☐ No

If so, please complete:

Date(s) of Sale(s):	No. of Shares:

3. Have you made exercises or conversions of the Company’s options/warrants or other securities of the Company within the last six months?

☐ Yes ☐ No

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If so, please complete:

Date(s) of Exercise(s):	No. of Options:

4. Have you received grants of the Company’s options/warrants or other securities of the Company within the last six months?

☐ Yes ☐ No

If so, please complete:

Date(s) of Grant(s):	No. of Options:

In consideration of this approval, I affirm that I am not in possession of Material Non-Public Information.

________________________________

Request Approved:	☐ Yes ☐ No

If Denied, Reason:

Date: ___________

Esterino Castellazzi, Chairman

Michael D. Harris, Esq.

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